Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Aviva plc for the registration of debt securities and to the incorporation by reference therein of our reports dated November 10, 2011, with respect to the consolidated financial statements of Aviva plc and the effectiveness of internal control over financial reporting of Aviva plc, included in its Current Report (Form 6-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission on November 10, 2011.

/s/ Ernst & Young LLP

London, United Kingdom

November 16, 2011